FOR IMMEDIATE RELEASE	Contact:	Kenneth R. Howe
Chief Financial Officer
(248) 737-4190

JOEY AGREE NAMED PRESIDENT & CHIEF OPERATING OFFICER OF AGREE REALTY
Also named to Board of Directors

FARMINGTON HILLS, MI (June 8, 2009) – Agree Realty Corporation (NYSE:ADC) today announced that Joey Agree has been named President and Chief Operating Officer of the Company. In this role, he will assume the principal leadership role for the execution of the Company’s overall business strategy. Additionally, he has been appointed to the Company’s Board of Directors. Richard Agree, the founder of the Company, will continue to serve as Chief Executive Officer and Chairman of the Board of Directors.

“As a key member of the Agree Realty team, Joey has been instrumental in spearheading our development program and implementing sound business initiatives that will serve as a foundation for our future growth,” said Richard Agree.

Joey Agree joined the Company in March 2005 and has served as Executive Vice President since January 2006. Prior to this position, he supervised the Company’s development and acquisition activities.

Agree is a member of the State Bar of Michigan and the International Council of Shopping Centers. He holds a J.D. from Wayne State University Law School and a B.A. in Political Science from the University of Michigan.

Agree Realty is engaged in the ownership, management and development of properties, which are primarily single tenant net leased properties and neighborhood community shopping centers, leased to retail tenants. The Company owns and operates a portfolio of 71 properties containing approximately 3.5 million square fee of gross leasable area, located in 16 states. The common stock of Agree Realty is listed on the New York Stock Exchange under the symbol ADC.

Agree Realty considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Such statements are, by their nature, subject certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports files by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com